                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Verilink Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [VERILINK LOGO]


                               127 JETPLEX CIRCLE
                             MADISON, ALABAMA 35758



                                                                October 13, 2000

Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Verilink Corporation (the "Company") to be held at the Company's new facility located at 950 Explorer Boulevard in Huntsville, Alabama on Wednesday, November 15, 2000, at 9:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

         The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year as well as on our plans for the future.

         We are including with this Proxy Statement a copy of the Company's Annual Report on Form 10-K. It contains information on the Company's operations, markets, products and services as well as the Company's audited financial statements. Also attached is a copy of the Company's Annual Report.

         Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope that you will take time to carefully consider each matter.

         Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                                     Sincerely,

                                                     /s/ Howard Oringer

                                                     Howard Oringer
                                                     Chairman of the Board

                              VERILINK CORPORATION
                               127 JETPLEX CIRCLE
                             MADISON, ALABAMA 35758
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 15, 2000

                            ------------------------

         The Annual Meeting of Stockholders (the "Annual Meeting") of Verilink Corporation (the "Company"), will be held at the Company's new facility located at 950 Explorer Boulevard in Huntsville, Alabama on Wednesday, November 15, 2000, at 9:00 a.m. local time, for the following purposes:

         1. To elect two (2) Class I directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors have been duly elected or appointed;

         2. To ratify amendments to the Company 1993 Amended and Restated Stock Option Plan increasing the number of shares available for issuance thereunder from 6,050,000 to 8,800,000 shares of common stock;

         3. To ratify amendments to the Company 1996 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder from 500,000 to 750,000 shares of common stock;

         4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 29, 2001; and

         5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

         The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

         The Board of Directors has fixed the close of business on October 2, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

                                            By Order of the Board of Directors,

                                            /s/ Graham G. Pattison

                                            Graham G. Pattison
                                            President, Chief Executive Officer
                                            and Director

Madison, Alabama
October 13, 2000

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

               MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 13, 2000

                              VERILINK CORPORATION
                               127 JETPLEX CIRCLE
                             MADISON, ALABAMA 35758
                            ------------------------

                                 PROXY STATEMENT

GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Wednesday, November 15, 2000, at 9:00 a.m. local time, at the Company's new facility located at 950 Explorer Boulevard, Huntsville, Alabama and any adjournment or postponement thereof (the "Annual Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

         The solicitation of proxies will be conducted by mail and the Company will bear all associated costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

         The close of business on October 2, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 14,717,591 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 7,358,796, of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters, except that stockholders have cumulative voting rights with respect to the election of directors.

         An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 2, 2000 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see "Executive Compensation") and (d) all current executive officers, directors and nominees for director who beneficially own shares, as a group.

                                                                                 NUMBER OF     PERCENTAGES OF
                                                                                  SHARES           SHARES
                                                                               BENEFICIALLY     BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                         OWNED (1)        OWNED (2)
------------------------                                                       ------------   ----------------
Leigh S. Belden (3).........................................................     2,751,340         18.64%
Steven C. Taylor (4)........................................................     2,037,929         13.81%
Wellington Management Company, LLP (5)......................................     1,371,000          9.32%
Beltech, Inc. (6)...........................................................     1,000,000          6.79%
Dimensional Fund Advisors Inc. (7)..........................................       936,700          6.36%
Oliver Corporation (8)......................................................       800,000          5.44%
Howard Oringer (9)..........................................................       348,500          2.35%
Graham G. Pattison (10).....................................................       299,692          2.00%
Henry L. Tinker (11)........................................................       264,258          1.76%
John A. McGuire (12)........................................................        77,223              *
Michael L. Reiff (13).......................................................        67,500              *
Steven E. Turner (14).......................................................        59,569              *
John E. Major (15)..........................................................        57,667              *
C. W. Smith (16)............................................................        17,659              *
John C. Batty...............................................................        13,142              *
James B. Garner (17)........................................................         8,886              *
All executive officers and directors as a group (14 persons) (18)...........     5,752,954         37.27%

  *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 2, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758.

(2) Percentage beneficially owned is based on 14,717,591 shares of Common Stock outstanding as of October 2, 2000.

(3) Includes (a) 1,146,369 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; (c) 559,656 shares owned by trusts for minor children of Mr. Belden; and (d) 1,000,000 shares owned by Beltech Corporation, a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Mr. Belden disclaims beneficial ownership as to 559,656 of these shares. Also includes options to purchase 44,265 shares exercisable within 60 days of October 2, 2000.

(4) Includes (a) 1,192,614 shares owned by Steven C. Taylor, individually, and by Steven C. Taylor and Suzanne E. Taylor, Trustees of Steven and Suzanne Taylor Living Trust Agreement Dated June 2. 1988; (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest; (c) 800,000 shares owned by the Oliver Corporation, a Nevada corporation of which Mr. Taylor is a Director and President and the Steven and Suzanne Taylor Living Trust Agreement Dated June 2, 1988 is the sole shareholder. Also includes options to purchase 44,265 shares exercisable within 60 days of October 2, 2000.

(5) As reported in a Schedule 13G/A filed by Wellington Management Company, LLP as of December 31, 1999, includes 1,371,000 shares as to which Wellington Management Company, LLP shared voting and investment power. Wellington Management Company, LLP, 75 State Street, Boston, MA 02109.

(6)      Beltech, Inc., 940 Southwood Blvd., Suite 201, Incline Village, NV
         89452.

(7) As reported in a Schedule 13G filed by Dimensional Fund Advisors Inc. as of December 31, 1999, includes 936,700 shares as to which Dimensional Fund Advisors Inc. sole voting and investment power. Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8)      Oliver Corporation, 940 Southwood Blvd., Suite 201, Incline Village, NV
         89452.

(9) Includes options to purchase 100,000 shares exercisable within 60 days of October 2, 2000.

(10) Includes options to purchase 270,492 shares exercisable within 60 days of October 2, 2000.

(11) Includes options to purchase 260,000 shares exercisable within 60 days of October 2, 2000.

(12) Includes options to purchase 47,223 shares exercisable within 60 days of October 2, 2000.

(13) Includes options to purchase 67,500 shares exercisable within 60 days of October 2, 2000.

(14) Includes options to purchase 50,000 shares exercisable within 60 days of October 2, 2000.

(15) Includes options to purchase 47,667 shares exercisable within 60 days of October 2, 2000.

(16) Includes options to purchase 14,900 shares exercisable within 60 days of October 2, 2000.

(17) Includes options to purchase 7,500 shares exercisable within 60 days of October 2, 2000.

(18) Includes options to purchase 719,645 shares exercisable within 60 days of October 2, 2000.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons the Company believes that, during fiscal 2000, all reporting persons complied with all applicable filing requirements.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The number of directors on the Board is fixed at seven (7). The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board is currently composed of two (2) Class I directors (Graham G. Pattison and John E. Major), two (2) Class II directors (Howard Oringer and John A. McGuire), and two (2) Class III directors (Leigh S. Belden and Steven C. Taylor), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000, 2001 and 2002, respectively. There is currently one vacancy on the Board.

         At the Annual Meeting, the stockholders will elect two (2) Class I directors to serve a three (3) year term until the 2003 Annual Meeting of Stockholders or until their respective successors are elected or appointed and qualified or until the directors' earlier resignation or removal. In the event either of the nominees is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy. The Board of Directors has no reason to believe that the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

         In voting for directors for each class, each stockholder is entitled to cast that number of votes equal to the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected to that certain class of directors, and each stockholder may cumulate and cast all such votes for a single director nominated to such class, or may distribute such votes among the number of directors to be elected to such class as such stockholder sees fit. Votes may be cumulated only for directors to be elected within each class. The candidates for each class of directors receiving the highest number of affirmative votes will be elected to such class, up to the number of directors to be elected to that class. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote for any or all of the nominees for that certain class of directors as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for such class for whom authority to vote has not been withheld.

         Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

         Certain information about Graham G. Pattison and John E. Major, the Class I director nominees, is furnished below.

         Mr. Pattison joined the Company as its President, Chief Executive Officer and Director in April 1999. Prior to joining the Company, Mr. Pattison held various executive positions at Motorola Corporation from 1991 through April 1999 including, Corporate Vice President and General Manager of new business ventures at Motorola's new Internet and Networking Group and Vice President and General Manager of Motorola's Network System Division. Mr. Pattison received a B.S. in Electrical Engineering and a M.S. in Engineering Technology from Royal Melbourne Institute of Technology, Australia.

         Mr. Major is CEO of Novatel Wireless, Inc. Prior to joining Novatel Wireless in July 2000, Mr. Major served as president and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc. Mr. Major also served as Corporate Executive Vice president of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Prior to that, Mr. Major held several executive leadership positions at Motorola from 1977 until joining QUALCOMM in 1997. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds a M.B.A. with distinction from

Northwestern University and a J.D. from Loyola University. Mr. Major received an honorary doctorate from Westminster College in 1995. Mr. Major currently serves on the board of directors of Littlefuse Inc., Indentix, Inc., Advanced Remote Communications Solutions and Lennox International Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND COMMITTEES

                                                                                                         DIRECTOR
NAME                                   AGE   PRINCIPAL OCCUPATION                                          SINCE
----                                   ---   --------------------                                        --------
Graham G. Pattison(3)                  50    President, Chief Executive Officer and Director               1999
Howard Oringer(1)(2)(3)                58    Managing Director of Communications Capital Group             1987
Leigh S. Belden(3)                     51    Director                                                      1982
Steven C. Taylor(2)(4)                 54    Vice Chairman of the Board                                    1982
John A. McGuire(1)(2)                  65    President, Ellipsys Technology, Inc.                          1998
John E. Major(1)                       54    President, Novatel Wireless, Inc.                             1999

(1)      Member of Audit Committee.

(2)      Member of Compensation Committee.

(3)      Member of the Strategy Committee.

(4)      Mr. Taylor was a member of the Audit Committee until November 11, 1999.

         Mr. Belden co-founded the Company and served as its President, Chief Executive Officer and Director since its inception in December 1982. In April 1999, Mr. Belden resigned as the Company's President, Chief Executive Officer. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

         Mr. McGuire became a Director of the Company in July 1998. Mr. McGuire is currently the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Mr. McGuire received a B.S. in Mathematics from the California State University.

         Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University. Mr. Oringer is a member of the Board of Directors of Tekelec, Inc. Digital Microwave Corporation, Ixia, Inc. and Vertel Corporation.

         Mr. Taylor co-founded the Company and has served as its Chief Technical Officer since its inception in December 1982 until his retirement in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company's inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital

Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

         There are no family relationships among any of the directors or executive officers of the Company.

BOARD MEETING AND COMMITTEES

         The Company's Board of Directors met seven (7) times during fiscal 2000. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. The Chairman of the Board receives a retainer of $6,500 per quarter. The Vice Chairman of the Board receives a retainer of $6,000 per quarter. All other Non-employee Directors receive a retainer fee of $4,000 per quarter. In addition, all Non-employee Directors receive a fee of $2,000 for each Board meeting attended.

         The Audit Committee, which held three (3) meetings during fiscal 2000, currently consists of Messrs. Oringer, Major and McGuire. Mr. Taylor was a member of the Audit Committee until November 11, 1999. The Audit Committee Chairman, Mr. Major, receives a retainer fee of $1,750 per quarter. All other Non-employee Audit Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Audit Committee Member receives a fee of $2,000 for each meeting attended. The Audit Committee recommends to the Board the engagement of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

         The Compensation Committee, which held four (4) meetings during fiscal 2000, currently consists of Messrs. Oringer, Taylor and McGuire. The Compensation Committee Chairman, Mr. McGuire, receives a retainer fee of $1,750 per quarter. All other Non-employee Compensation Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Compensation Committee Member receives a fee of $2,000 for each meeting attended. The Compensation Committee establishes and reviews the compensation policies applicable to the Company's executive officers and administers the 1993 Amended and Restated Stock Option Plan (the "Option Plan") and the Verilink Corporation 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Stock Option grants intended to qualify as performance based compensation exempt from the deduction limit under Section 162(m) of the Internal Revenue Code will be granted by a sub-committee consisting solely of Messrs. Oringer and McGuire.

         The Strategy Committee, which held eleven (11) meetings during fiscal 2000, currently consists of Messrs. Oringer, Pattison and Belden. The Strategy Committee Chairman, Mr. Belden, receives a retainer fee of $4,000 per quarter. All other Non-employee Strategy Committee Members receive a retainer fee of $2,500 per quarter. In addition, each Non-employee Strategy Committee Member receives a fee of $2,000 for each meeting attended. The Strategy Committee establishes and reviews the strategic direction of the Company.

         In August 1999, the Board of Directors approved the payment to any Non-employee Director who consults with the Company in the amount of $1,000 for each half-day, or $2,000 for each full day. This fee is paid only for days in which the Non-employee Director is not receiving fees for attendance at Board Meetings or Committee Meetings. During fiscal 2000, the Company paid Mr. Belden $26,000, Mr. Major $2,000, Mr. Oringer $4,000 and Mr. Taylor $4,000 for consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Taylor joined the Compensation Committee after his retirement from Verilink in April 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal 2000, the Company advanced $427,620, $409,080, and $190,965 for housing assistance loans and other loans to Graham G. Pattison, Michael L. Reiff and Edward A. Etzel, respectively, in connection with the offers of employment to these executive officers of the Company. These advances bear no interest and are required to be repaid based upon the occurrence of certain events in the future. If the employment of Mr. Pattison or Mr. Reiff terminates after certain dates and the value of each of their vested stock options have not exceeded a minimum amount, $300,000 of the advances to Mr. Pattison or to Mr. Reiff, as the case may be, may be forgiven. The Company expects to advance $272,380 to Mr. Pattison, $290,920 to Mr. Reiff, and $109,035 to Mr. Etzel in fiscal 2001 as part of the housing assistance loans.

         In September 1993, the Company and Leigh S. Belden, currently a Director of the Company, entered into a Common Stock Purchase Agreement providing for the purchase by Mr. Belden of 1,600,000 shares of the Company's Common Stock in exchange for a promissory note issued by Mr. Belden in favor of the Company in the amount of $800,000 due and payable in September 1998. In February 1998 the Company's Board of Directors extended the repayment of principal and interest under this note to September 16, 1999. The note was originally secured by 2,900,000 pledged shares (the "Original Pledged Shares") held by Leigh S. Belden and Deborah Tinker Belden, Trustees U/A Dated December 9, 1988, and Mr. Belden is not personally liable under the promissory note. In December 1995, the Company approved the transfer, free of any security interest of 1,000,000 shares of the Original Pledged Shares to Beltech, Inc., a Nevada corporation of which the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Subsequent to the Company's initial public offering in June 1996, the number of shares subject to the security interest was further reduced to 130,398.

         In August 1999, the number of shares subject to the security interest was increased by an additional 150,000 shares. In September 1999, the repayment schedule of the Promissory Note was modified to commence in September 2000, and continue quarterly until March 2002. The security for the Promissory Note, together with a $3,000,000 loan facility provided to Mr. Belden as described below, was increased to 1,800,000 shares of Verilink common stock. In April 2000, the number of shares held by the Company as security for this note was decreased to 600,000 shares. As of June 30, 2000, $1,123,000 of principal and interest was outstanding under this promissory note.

         In September 1998, the Company provided Mr. Belden with a loan facility not to exceed $1,000,000 at an interest rate of 6% per annum. All loans made pursuant to the facility were originally due on or before December 31, 1998. The loan was originally unsecured. In January 1999, the maturity date was extended to December 1999. In September 1999, the repayment date of the facility was extended to June 30, 2000. The facility was secured by a pledge of Mr. Belden's interest in Baytech Associates, a California general partnership of which Mr. Belden is a fifty percent (50%) owner, and certain prepayments were required in the event Baytech sold either or both of the properties in which it has an interest. On March 30, 2000, the note and accrued interest were paid in full.

         In February 1999, the Company approved an additional loan facility of up to $3.0 million to Mr. Belden in return for a note that bears interest at 6% per annum and that had an original maturity date of March 1, 2000. Additionally, all or a portion of the aforementioned facility may be made available through guarantees by the Company of third party loans. The September 1999 note modification agreement requires repayment on this note to commence in September 2000 and to continue through maturity in March 2002. As of June 30, 2000, $2,698,000 of principal and interest was outstanding. This facility (together with the stock purchase promissory note described above) is secured by a pledge of 600,000 shares of Verilink Common Stock.

         The Company leased its former headquarters facility and its manufacturing facility in San Jose, California from Baytech under operating leases expiring in April 2001 and November 2001, respectively. In January 2000 following the relocation of the Company's principal headquarters to Huntsville, Alabama, the Company paid Baytech $1,189,000 to terminate these leases effective as of January 1, 2000. In fiscal 2000 and 1999, the Company loaned Baytech funds totaling $153,000 and $417,000, respectively, for leasehold improvements and rent obligations in consideration of certain lease concessions made by Baytech to the Company. These advances were repaid during fiscal 2000, and as of June 30, 2000, no amounts are outstanding. During fiscal 2000, rent expense under these leases totaled $585,000.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 2000 of (i) the Company's Chief Executive Officer,
(ii) the four other most highly compensated executive officers of the Company who were serving as such at 2000 fiscal year end, and (iii) two additional persons who would have been included in the table if they had been serving as executive officers of the Company at 2000 fiscal year end (collectively, the "Named Executive Officers"), as well as the total compensation paid to each Named Executive Officer for the Company's two previous fiscal years, if applicable.

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                          ANNUAL COMPENSATION         ------------         ALL OTHER
                                                       -------------------------       SECURITIES        COMPENSATION
                                          FISCAL       SALARY             BONUS        UNDERLYING           OPTIONS
NAME AND PRINCIPAL POSITION                YEAR         ($)(1)            ($)(2)          (#)(3)              ($)
---------------------------               ------       -------           -------      ------------     -----------------
Graham G. Pattison.......................  2000        305,769           489,876         500,000          39,020(4)
    President, Chief Executive             1999         51,923                --         300,000          11,376(5)
    Officer and Director                   1998             --                --              --              --
Michael L. Reiff.........................  2000        147,115           158,230         350,000         124,873(6)(7)
    Executive Vice President and           1999             --                --              --              --
    Chief Operating Officer                1998             --                --              --              --
Steven E. Turner.........................  2000        200,461            86,859         100,000          14,576(8)
    Vice President and                     1999         76,270            39,655         100,000           8,891(8)
    Chief Technical Officer                1998             --                --              --              --
James B. Garner..........................  2000        131,538            70,607          75,000           5,862(8)
    Vice President, Marketing              1999             --                --              --              --
                                           1998             --                --              --              --
C. W. Smith..............................  2000        125,173            60,000          35,000          18,027(8)
    Vice President and Corporate           1999             --                --              --              --
    Controller                             1998             --                --              --              --
Henry L. Tinker (9)......................  2000        359,369(10)       252,531         100,000          58,593(8)(11)
    former Vice President, Operations      1999        185,300                --          50,000          45,510(8)
                                           1998        179,000            20,000          60,000          83,764(8)(11)
John C. Batty (12).......................  2000        287,862(13)            --              --          26,761(8)
    former Vice President, Finance         1999        186,300                --          65,000          24,996(8)
    and Chief Financial Officer            1998        180,000            30,000          10,000          32,823(8)

(1) The amounts disclosed in this column include amounts deferred by the Named Executive Officers pursuant to the Company's 401(k) Investment/Retirement Plan (the "401(k) Plan"). Additionally, the fiscal 2000 salary for each Named Executive Officer employed during the entire year is shown for 53 weeks to match the number of weeks included in the Company's fiscal year ended June 30, 2000 as compared to 52 weeks for the prior fiscal years.

(2) The amounts disclosed in this column represent bonus amounts in the year earned.

(3) The stock options listed in the table include the options to purchase Common Stock of the Company.

(4) This amount represents temporary housing and relocation expenses, auto allowances and operating expenses, 401(k) Plan matching contributions, membership fees and life insurance premiums paid by the Company.

(5) This amount represents temporary housing expenses, auto allowances and operating expenses, and life insurance premiums paid by the Company.

(6) This amount primarily represents auto allowances and operating expenses, 401(k) Plan matching contributions, membership fees, reimbursement of medical expenses and life insurance premiums paid by the Company.

(7) Additionally, includes payments by the Company for relocation and temporary housing expenses in the amount of $116,248 for fiscal year 2000.

(8) This amount primarily represents auto allowances and operating expenses, 401(k) Plan matching contributions, reimbursement of medical expenses and life insurance premiums paid by the Company.

(9)      Mr. Tinker retired as the Company's Vice President, Operations in March
         2000.

(10) This amount represents $171,369 in salary earned during fiscal year 2000 and $188,000 in severance compensation paid during fiscal 2000.

(11) Additionally, includes payments by the Company of housing expense in the amounts of $27,400 and $43,064 for fiscal years 2000 and 1998, respectively.

(12) Mr. Batty resigned as the Company's Vice President, Finance and Chief Financial Officer in November 1999.

(13) This amount represents $98,862 in salary earned during fiscal year 2000 and $189,000 in severance compensation paid during fiscal 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides certain information with respect to the grant of stock options under the Company's Amended and Restated 1993 Stock Option Plan to each of the Named Executive Officers during the fiscal year ended June 30, 2000.

                                                                                           POTENTIAL REALIZABLE VALUE
                                      NUMBER OF   % OF TOTAL                                AT ASSUMED ANNUAL PATE OF
                                     SECURITIES     OPTIONS                                  STOCK APPRECIATION FOR
                                     UNDERLYING   GRANTED TO   EXERCISE                         OPTION TERM (1)
                                       OPTIONS   EMPLOYEES IN  PRICE PER   EXPIRATION      --------------------------
NAME                                   GRANTED    FISCAL YEAR    SHARE        DATE               5%           10%
----                                 ----------  ------------- ---------   ----------      -----------   ------------
Graham G. Pattison.............        100,000        3.99       $3.063     07/01/09       $  192,630    $   488,163
                                       400,000       15.95       $2.000     11/01/09          503,116      1,274,994
Michael L. Reiff...............        350,000       13.96       $2.688     11/24/09          591,664      1,499,393
Steven E. Turner...............        100,000        3.99       $2.250     08/19/09          141,501        358,592
James B. Garner................         25,000        1.00       $2.375     10/01/09           37,341         94,628
                                        50,000        1.99      $11.938     02/16/10          375,387        951,305
C. W. Smith....................         35,000        1.40       $2.250     08/19/09           49,525        125,507
Henry L. Tinker................        100,000        3.99      $11.938     03/31/03          196,139        413,090

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in fiscal year 2000, and unexercised options held as of June 30, 2000, by the Named Executive Officers.

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                               SHARES                               FISCAL YEAR END (#)              FISCAL YEAR END ($)(2)
                             ACQUIRED ON     VALUE          ---------------------------------   ---------------------------------
NAME                         EXERCISE (#) REALIZED (1)($)    EXERCISABLE    UNEXERCISABLE (3)   EXERCISABLE    UNEXERCISABLE (3)
----                        ------------ ----------------   -------------   -----------------   ------------   ------------------
Graham G. Pattison......           --      $       --          112,797            687,203       $   731,195       $  4,937,505
Michael L. Reiff........       20,000         203,740           31,041            298,959           217,271          2,092,564
Steven E. Turner........           --              --           25,000            175,000           153,125          1,203,125
James B. Garner.........        5,000          30,531            1,250             93,750             7,656            297,656
C. W. Smith.............        2,600          26,488            6,150             61,250            37,669            421,094
Henry L. Tinker.........           --              --          260,000                 --           485,625                 --
John C. Batty(4)........      175,000       1,411,920               --                 --                --                 --

(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and $9.6875, the price per share of the underlying shares of Common Stock, as reported on the Nasdaq National Market on June 30, 2000 (the last trading day of fiscal year 2000).

(3) The options are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the annual rate of 25% of the total shares granted on the anniversary of the grant date, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares. Accordingly, options are identified below as unvested to the extent that the underlying Common Stock is unvested as of fiscal year end.

(4)      Includes shares acquired on exercise after employment was terminated.

AUDIT COMMITTEE REPORT

         The Audit Committee reports as follows with respect to the audit of the Company's 2000 audited consolidated financial statements.

         - The Committee has reviewed and discussed the Company's 2000 audited consolidated financial statements with the Company's management;

         - The Committee has discussed with the independent auditors (PricewaterhouseCoopers LLP) the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

         - The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor's independence from the corporation and its related entities) and has discussed with the auditors the auditors' independence from the Company; and

         - Based on review and discussions of the Company's 2000 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2000 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE CHARTER

         The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Exhibit A. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

         The Company's Audit Committee is comprised of Messrs. Oringer, Major and McGuire. Each of these members meets the requirements for independence as recently defined by the applicable Nasdaq standards.

                                 Audit Committee

                                 Howard Oringer
                                 John E. Major
                                 John A. McGuire
October 13, 2000

CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENTS AND EMPLOYMENT CONTRACTS

         The Company has entered into a Change of Control Severance Benefits Agreement (the "Agreement") with each of its executive officers. All capitalized terms in the description below have the same meaning as in the Agreement. Under the terms of the Agreement if the executive's employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 24 months following a Change of Control, the termination will be a Covered Termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a Covered Termination may be extended, and (iii) continue Welfare Benefit coverage for the executive and his covered dependents under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the Covered Termination, for one (1) year following the Covered termination. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute an Employee Agreement and Release (the "Release"). Such Release shall specifically relate to all of the executive's rights and claims in existence at the time of such execution and shall confirm the executive's obligations under the Company's standard form of proprietary information agreement.

         Mr. Steven E. Turner, Vice President and Chief Technical Officer, is a party to a Retention Agreement entered into between him and TxPort, Inc. on October 7, 1998. The Company assumed TxPort's obligations under that agreement when it acquired TxPort in November, 1998. The acquisition triggered the severance provisions of the Agreement, pursuant to which Mr. Turner will receive up to twelve (12) months salary if the Company terminates him without cause or he resigns for good reason with 24 months of the acquisition. Mr. Turner received a retention payment of three months' salary pursuant to the Retention Agreement.

         Mr. C.W. Smith and Mr. James B. Garner are also parties to a Retention Agreement entered into between them and TxPort, Inc. on October 7, 1998. The Company assumed TxPort's obligations under that agreement when it acquired TxPort in November 1998. The acquisition triggered the severance provisions of the Agreement, pursuant to which Messrs. Smith and Garner will respectively receive up to nine (9) months salary if the Company terminates either without cause or either resigns for good reason with 24 months of the acquisition.

         Mr. Michael L. Reiff, Executive Vice President and Chief Operating Officer is a party to an Employment Agreement with the Company. Pursuant to that Agreement, Mr. Reiff is entitled to an annual base salary of $250,000, subject to annual increases; is eligible for annual bonuses, subject to meeting performance goals, with a target payout of fifty percent (50%) of annual base salary; and is eligible for benefits generally available to other executive officers of the Company. He also received temporary housing and relocation assistance and was granted a loan facility, as amended, of $400,000 to acquire a residence in Alabama and another loan facility of $300,000. Under the Agreement, Mr. Reiff is also entitled to receive an option to purchase 89,500 shares of Company common stock on each anniversary of his employment with the Company. In addition, if Mr. Reiff's employment with the Company terminates under specified circumstances, such as an involuntary termination by the Company without cause, he will be entitled to severance benefits equal to one (1) year's annual base salary and to the continuation of other employee benefits for a period of one
(1) year following any such termination.

         Mr. Graham G. Pattison, the Company's President and Chief Executive Officer is a party to an Employment Agreement with the Company. Pursuant to that Agreement, Mr. Pattison is entitled to an annual base salary of $300,000, subject to annual increases; is eligible for annual bonuses, subject to meeting performance goals, with a target payout of fifty percent (50%) of annual base salary; and is eligible for benefits generally available to other executive officers of the Company. He also received temporary housing and relocation assistance and was granted a loan facility of $700,000, as amended, to acquire a residence in Alabama. In addition, if Mr. Pattison's employment is terminated by the Company without cause prior to the second anniversary of his employment, he will be entitled to severance benefits equal to one (1) year's annual base salary and to the continuation of other employee benefits for a period of one
(1)
year following any such termination. In September 1999, the Company agreed to pay Mr. Pattison a bonus of $300,000 if he successfully managed the transition, prior to December 31, 1999, of the Company's San Jose, California operations to its Huntsville, Alabama facility. Mr. Pattison received this bonus in fiscal 2000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into such filings.

         In determining the officers' compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other high technology companies of similar revenues, profitability and growth rates among other factors. The Compensation Committee is currently composed of Messrs. Oringer, McGuire and Taylor. Mr. Taylor is a former officer and employee of the Company. In addition to administering the 1993 Amended and Restated Stock Option Plan and the 1996 Employee Stock Purchase Plan, the Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company's executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer's compensation during each fiscal year.

         The Chief Executive Officer's compensation for fiscal year 2000 was based on the terms of the employment agreement between Graham Pattison and the Company dated March 22, 1999. Based on the Company's performance for fiscal 2000, Mr. Pattison earned a bonus of $189,876 for exceeding revenue growth and profitability targets that were set at the beginning of the year. Mr. Pattison was also paid a $300,000 bonus in fiscal 2000 for successfully managing the transition of the Company's operations from San Jose, California to it Huntsville, Alabama facility by December 31, 1999.

         Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. For the fiscal year ended June 30, 2000, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal 2001.

                                             Compensation Committee

                                             Howard Oringer
                                             Steven C. Taylor
                                             John A. McGuire

October 13, 2000

                             STOCK PERFORMANCE GRAPH

         The following chart compares the cumulative total stockholder return on the Company's Common Stock since the date of the Company's initial public offering on June 10, 1996 (the "IPO") through the end of the Company's last fiscal year (June 30, 2000), with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Chase H&Q Technology Index during the same period. The comparison assumes $100 was invested on June 10, 1996 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN
                          AMONG VERILINK CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE CHASE H & Q TECHNOLOGY INDEX




                                    [CHART]

                                                                 CUMULATIVE TOTAL RETURN
                                                 ------------------------------------------------------
                                                 6/10/96    6/96     6/97      6/98     6/99      6/00
                                                 -------   ------   ------    ------   ------   -------
VERILINK CORPORATION..........................    100.00   159.38    65.63     51.56    18.36    60.55
NASDAQ STOCK MARKET (U.S.)....................    100.00    96.51   117.37    154.52   222.51   328.68
CHASE H & Q TECHNOLOGY........................    100.00    94.80   123.81    156.83   253.83   445.31

                                 PROPOSAL NO. 2

       AMENDMENTS OF THE COMPANY'S 1993 AMENDED AND RESTATED STOCK OPTION
              PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                        RESERVED FOR ISSUANCE THEREUNDER

BACKGROUND

         On August 10, 2000, the Board of Directors of the Company approved an amendment to the Company's 1993 Amended and Restated Stock Option Plan (the "Option Plan") increasing the total number of shares of common stock issuable pursuant to the Option Plan from 6,800,000 to 8,800,000. Previously, on May 17, 2000, the Board of Directors of the Company approved an amendment to the Option Plan which increased the total number of shares of common stock issuable pursuant to the Option Plan from 6,050,000 to 6,800,000. A general description of the principal terms of the Option Plan is set forth below. Although the Company believes that the following description provides a fair summary of the material terms of the Option Plan, the description is qualified in its entirety by the text of the Option Plan, including the amendments proposed to be approved by the stockholders. Unless marked otherwise, proxies received will be voted FOR the approval and ratification of the amendments to the Option Plan.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS UNDER THE AMENDED OPTION PLAN

         Through October 2, 2000, a total of 450,000 stock options under the amendments to the Option Plan have been granted to the Company's executive officers. The Board of Directors has not yet made any further determination as to which eligible participants will be granted options under the amendments to the Option Plan in the future. Consequently, the aggregate benefits and or amounts that will be received in the future by any groups or persons pursuant to the amendments to the Option Plan is not presently determinable.

GENERAL DESCRIPTION OF OPTION PLAN

         The following summary of the Option Plan, including the amendments, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         The Company's Option Plan was initially approved by the Board of Directors in March 1993 and initially approved by the stockholders in November 1993. In September 1996 the Board of Directors approved, and in November 1996 the stockholders ratified, an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares from 3,300,000 to 4,050,000 shares. In July 1998 the Board of Directors approved, and in November 1998 the stockholders ratified, an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares from 4,050,000 to 5,050,000 shares. In April 1999 the Board of Directors approved, and in June 1999 the stockholders ratified, an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares from 5,050,000 to 6,050,000 shares. In May 2000 and August 2000, the Board of Directors approved an amendment to the Option plan to increase the number of shares reserved for issuance thereunder by 2,750,000 shares from 6,050,000 to 8,800,000, subject to adjustment in the event of future changes in the corporate structure. As of October 2, 2000, the number of executive officers, employees, consultants, independent contractors and directors of the Company and its subsidiaries that were eligible to receive grants under the Option Plan was approximately 229 persons. As of October 2, 2000, total options granted under the Plan were 11,290,082, of which 4,681,837 had been cancelled, and 2,605,839 had been exercised. Total options outstanding were 4,002,406.

         The purpose of the Option Plan is to create additional incentives for the Company's employees (including employees of any subsidiaries of the Company) and others who perform substantial services to the Company and to promote the financial success and progress of the Company by providing an opportunity to purchase shares of the Company's Common Stock pursuant to the exercise of options granted under the Option Plan. The Company may grant options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. ISOs may be granted to employees (including officers and directors who are employees) of the Company, and employees who hold certain outstanding options issued under the Company's 1983 Stock Option Plan and 1989 Directors Stock Option Plan (the "Prior Plans"), both of which Prior Plans have been terminated. Nonqualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company and holders of certain outstanding options issued under the Prior Plans.

         The Board of Directors or a committee designated by the Board of Directors is authorized to administer the Option Plan in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Currently, the Option Plan is being administered by the Board of Directors, which determines which eligible individuals are granted options and the terms of such options, including the exercise price, number of shares subject to the option and the vesting and exercisability thereof; provided, the maximum term of an ISO granted under the Option Plan may not exceed 10 years.

         The exercise price of an ISO granted under the Option Plan must equal at least 100% of the fair market value of the subject stock on the grant date and the exercise price of all nonqualified stock options must equal at least 85% of the fair market value of the subject stock on the grant date. With respect to any participant who owns more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of any option granted must equal at least 110% of the fair market value on the grant date and, if the option granted is an ISO, the maximum term of such ISO may not exceed 5 years. The exercise price must be paid in cash or by check unless the term s of the option agreement allow the exercise price to be paid in whole or in part, with previously-owned share, through a "cashless" exercise with a broker; with a promissory note or through a "net" exercise payable in cash or shares of stock. If the exercise price is paid through a net exercise, the Board of Directors may issue the optionee an additional option entitling the optionee to purchase shares of stock equal in number to the number of shares retained by the Company as part of the net exercise of the original option.

         Nonqualified stock options and ISOs granted to date under the Option Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the annual rate of 25% of the total shares granted on the anniversary of the grant date, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option under the Option Plan, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares.

         The aggregate fair market value on the date of grant of the stock for which ISOs are exercisable for the first time by an employee of the Company or an affiliate during any calendar year may not exceed $100,000. Stock options granted under the Option Plan are transferable in accordance with the terms of option agreement covering the option except incentive stock options. Incentive stock options, to the extent required by law, are not transferable other than by will or the laws of descent or distribution, and each incentive option that has not yet expired is exercisable only by the recipient during such person's lifetime, or for 12 months thereafter by the person or persons to whom the incentive option passes by will or the laws of descent or distribution. The Option Plan may be amended at any time by the Board of Directors, although certain amendments require stockholder approval. The Option Plan will terminate on March 1, 2003 unless earlier terminated by the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSIDERATION

         The following summarizes only the federal income tax consequences of stock options granted under the Option Plan. State and local tax consequences may differ.

         The grant of a nonqualified stock option under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Subject to the requirements of reasonableness and satisfaction of any withholding obligation, the Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more or not more than one year, respectively, following exercise.

         The grant of an ISO under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised and shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

         If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on the holding period. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee (subject to the requirements of reasonableness and perhaps the satisfaction of a withholding obligation).

         The "spread" under an ISO -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

         Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible to the Company only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by Section 162(m) of the Code, including the establishment of a maximum number of shares which may be granted to any one employee during a specified time period. The Company has amended the Option Plan to set the maximum number of shares with respect to which options can be granted at 1,000,000 shares in any fiscal year, subject to adjustment in the event of future changes in corporate structure.

         The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Option Plan.

         THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES UNDER THE INTERNAL REVENUE CODE AND SHOULD NOT BE CONSTRUED AS LEGAL, TAX OR INVESTMENT ADVICE. ALL OPTION PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

STOCKHOLDER APPROVAL

         The Board of Directors seeks stockholder approval for the ratification of the amendments because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the Option Plan.

         The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting is required to ratify the amendments to the Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AMENDMENTS TO THE OPTION PLAN.

                                 PROPOSAL NO. 3

                 AMENDMENTS OF THE COMPANY'S 1996 EMPLOYEE STOCK
                PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF
                  COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

BACKGROUND

         On August 10, 2000, the Board of Directors of the Company approved an amendment to the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") which increases the total number of shares of common stock issuable pursuant to the Stock Purchase Plan from 600,000 to 750,000, subject to adjustment in the event of certain changes in corporate structure. Previously, on February 16, 2000, the Board of the Directors of the Company had approved an amendment to the Stock Purchase Plan which increased the total number of shares of common stock issuable pursuant to the Stock Purchase Plan from 500,000 to 600,000. A general description of the principal terms of the Stock Purchase Plan is set forth below. Although the Company believes that the following description provides a fair summary of the material terms of the Stock Purchase Plan, the description is qualified in its entirety by the text of the Stock Purchase Plan, including the amendments to be ratified by the stockholders. Unless marked otherwise, proxies received will be voted FOR the approval and ratification of the amendments to the Stock Purchase Plan.

GENERAL DESCRIPTION OF STOCK PURCHASE PLAN

         The following summary of the Stock Purchase Plan, including the proposed amendments, is qualified in its entirety by the specific language of the Stock Purchase Plan, a copy of which is available to any stockholder upon request.

         The Company's Stock Purchase Plan was initially approved by the Board of Directors in April 1996 and initially approved by the stockholders in 1996. As of October 2, 2000, the number of employees of the Company and its subsidiaries that were eligible to participate in the Stock Purchase Plan was approximately 224 persons. As of October 2, 2000, the total shares Common Stock purchased under the Stock Purchase Plan were 569,005.

         The purpose of the Stock Purchase Plan is to create additional incentives for the Company's employees (including employees of any subsidiaries of the Company) who perform substantial services to the Company and to promote the financial success and progress of the Company by providing an opportunity to purchase shares of the Company's Common Stock through accumulated payroll deductions.

         The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Board or its committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the Stock Purchase Plan. The Board may also terminate or amend the Stock Purchase Plan, subject to stockholder approval in certain circumstances. The Stock Purchase Plan will continue in effect for ten years unless sooner terminated.

         Any full-time employee of the Company employed on the first day of a purchase period may elect to purchase Common Stock through participation in the Stock Purchase Plan. Each eligible employee may elect to participate in the Stock Purchase Plan through payroll deductions by tendering a written election authorizing the deduction of up to 10% of pay received for each pay day during the purchase period to be applied to the purchase of Common Stock. Payroll deductions will commence with paychecks issued during each purchase period, provided the election is delivered to the Company at least 15 days prior to the enrollment date. A participant's election will remain in effect until modified or until the participant withdraws from the Stock Purchase Plan. A participant may decrease payroll deduction amounts during a purchase period by filing a new subscription agreement. If a participant withdraws from the Stock Purchase Plan, he or she may resume participation as of the first day of a future purchase period if a new subscription agreement is delivered to the Company.

         Owners of 5 percent or more of the stock of the Company or its subsidiaries are not permitted to participate in the Stock Purchase Plan. In addition, no participant may receive more than 5,000 shares of Common Stock in a single purchase period or any Common Stock if it would permit his or her rights to purchase common stock to accrue at a rate which exceeds $25,000 of the fair market value of Common Stock in any calendar year.

         As soon as practicable after the close of each purchase period, the Company will apply the total payroll deductions received during the purchase period to the purchase of Common Stock at a purchase price equal to the lower of 85% of the Common Stock's fair market value as of the first day of the purchase period or 85% of the fair market value of the Common Stock as of the last day of the purchase period. Any payroll deductions remaining after the purchase of the maximum number of full shares and which exceed the purchase price of a full share will be returned to the participant. No interest is payable by the Company on accumulated payroll deductions.

         A stock certificate representing the number of shares purchased on behalf of a participant will be delivered to the participant as soon as practicable after the end of each purchase period. No dividend or voting rights will exist with respect to shares of Common Stock purchased under the Stock Purchase Plan until the date the stock certificate is issued. The purchase rights under the Stock Purchase Plan are not transferable by a participant. A participant may choose to withdraw from the Stock Purchase Plan and receive a refund of payroll deductions if a timely written election to withdraw is delivered to the Company. Purchase periods generally extend for a period of six months.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Company intends that the Stock Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The federal income tax consequences to the participants and the Company are as follows.

         Contributions withheld from a participant's regular compensation through payroll deductions are taxable income to the participant, and the participant's cash contributions to the Stock Purchase Plan are deductible to the Company.

         The required holding period for favorable tax treatment upon disposition of Common Stock acquired under the Stock Purchase Plan (the "Holding Period") is 18 months after the shares are purchased. If a participant holds Common Stock for the required Holding Period and then sell the shares, he or she will realize ordinary income to the extent of the lesser of (1) the excess of the fair market value of the Common Stock on the first day of the offering period over the "purchase price" or (2) the excess of the fair market value of the Common Stock at the time of the disposition over the amount paid for the shares. For this purpose the "purchase price" is equal to 85% of the fair market value of the Common Stock as of the first day of an offering period. Any further gain realized upon the sale will be considered a long-term capital gain. If the sale price is less than the purchase price, there will be no ordinary income and the participant will have a long-term capital loss for the difference.

         When a participant sells Common Stock purchased under the Stock Purchase Plan before the expiration of the required Holding Period, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the last day of the offering period over the price actually paid for the Common Stock. Any gain realized in excess of that amount will be taxed as a capital gain. If the sale price is less than the amount paid, increased by the ordinary income which must be recognized, then any such loss will be a capital loss.

         If a participant dies while owning Common Stock acquired under the Stock Purchase Plan, ordinary income must be reported on the deceased participant's final income tax return. This amount will be the lesser of (1) the excess of the fair market value of the Common Stock as of the first day of the offering period over the purchase price or (2) the excess of the fair market value of the Common Stock at the time of the participant's death over the price paid for the shares.

         THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO PURCHASERS UNDER THE INTERNAL REVENUE CODE AND SHOULD NOT BE CONSTRUED AS LEGAL, TAX OR INVESTMENT ADVICE. ALL STOCK PURCHASE PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

STOCKHOLDER APPROVAL

         The Board of Directors seeks stockholder approval for the ratification of the amendments because such approval is required under the Internal Revenue Code as a condition to favorable tax treatment for participants under the Stock Purchase Plan.

         The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting is required to ratify the amendments to the Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AMENDMENTS TO THE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 4

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP has served as the Company's independent accountants since the Company's inception and has been recommended to the Board of Directors as the Company's independent accountants for fiscal year 2001. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of accountants. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the 2001 fiscal year.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2001.

           STOCKHOLDER PROPOSALS/STOCKHOLDER NOMINATIONS FOR DIRECTOR

         Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than June 16, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting.

         The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. Stockholders wishing to directly nominate candidates for election to the Board of Directors ("Director Nominations") and for the conduct of other business to be brought before an annual meeting ("Other Business"), must do so in accordance with the Company's Certificate of Incorporation and Bylaws.

         To be timely, notice of Director Nominations to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year's annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate of Incorporation also provides that notice of Director Nomination of a candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee's business background, relationships with stockholders and certain other parties, and share ownership in the Company.

         To be timely, notice of Other Business to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not later than ninety days prior to the meeting date or, if less than one hundred days notice or prior public disclosure of the date of the meeting is given to or made to stockholders, notice of Other Business must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or special meeting was mailed or made public. The Company has not yet publicly announced the date of the 2001 Annual Meeting of Stockholders.

         Stockholder proposals for Other Business or Director Nominations should be mailed to C.W. Smith, Vice President and Corporate Controller, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama, 35758.

                                  OTHER MATTERS

         The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented.

         Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                                    By Order of the Board of Directors

                                    Graham G. Pattison
                                    President, Chief Executive Officer
                                    and Director

October 13, 2000
Madison, Alabama

                                                                       EXHIBIT A


                              VERILINK CORPORATION
                             AUDIT COMMITTEE CHARTER


I.       Organization

                The audit committee shall be comprised of at least three directors, all of whom are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgement as a committee member. All members of the audit committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the audit committee shall have accounting or related financial management expertise.

                The members of the audit committee shall be elected by the board of directors annually or until their successors shall be duly elected and qualified. Unless a Chairman of the audit committee is elected by the full board of directors, the members of the audit committee may designate a Chairman by majority vote of the full audit committee.


II.      Statement of Policy

                The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders and the investment community relating to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to:

         - serve as an independent and objective party to monitor the corporation's financial reporting process and internal control system;

         - review as appropriate the audit efforts of the corporation's independent accountants; and

         - maintain free and open means of the communication between the directors, the independent auditors and the financial management of the corporation.

                The independent auditors are accountable to the board of directors and the audit committee. The board of directors and the audit committee shall have ultimate authority to select, evaluate and replace the independent auditors. The audit committee is also responsible for monitoring the independence of the independent auditors.


III.     Meetings

                The audit committee shall hold four regular meetings each fiscal year, which shall be held shortly before the quarterly meetings of the board of directors. In addition, the audit committee shall hold such special meetings as may be called by the Chairman of the audit committee or at the request of the corporation's independent accountants.

IV.      Responsibilities

                In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

                In carrying out these responsibilities, the audit committee will:

         Independent Auditors

         1. Review and recommend to the directors on an annual basis the independent auditors to be selected to audit the financial statements of the corporation and its subsidiaries and approve the fees and other compensation to be paid to the independent auditors.

         2. On an annual basis, review and discuss with the independent auditors all significant relationships the independent auditors have with the corporation to determine the independence of such auditors and receive a letter from the independent auditors regarding their independence.

         3. Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

         4. Review each opinion or report of the independent auditors and review any comments or recommendations of the independent auditors with respect to the audited or interim financial statements.

         5. Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial and accounting personnel and the cooperation that the independent auditors received during the course of the audit.

         6. Review the range and cost of audit and non-audit services performed by the independent auditors.

         7. Discuss with the independent auditors, at least annually, the matters required by SAS 61, as amended from time to time.

         Financial Reporting Process

         8. Review with the independent auditors and financial accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation.

         9. Elicit recommendations from the independent auditors for the improvement of the corporation's internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

         10. Review the corporation's audited financial statements with management and the independent auditors, including the nature and extent of any significant change in accounting principles or the application of such principles, and recommend to the board of directors whether the audited financial statements should be included in the corporation's Annual Report on Form 10-K.

         11. Review with financial management and the independent auditors the interim financial results prior to their public release or prior to the filing of the Quarterly Report on Form 10-Q.

         Review of Other Documents and Reports

         12. Review the activities, organizational structure, and qualifications of accounting and financial human resources within the corporation.

         13. Review the programs and policies of the corporation designed to ensure compliance with applicable laws and regulations and monitoring the results of those compliance efforts.

         14. Review the procedures established by the corporation that monitor the compliance by the corporation with its loan and indenture covenants and restrictions.

         15. Review with the corporation's counsel any legal matter that could have a significant impact on the corporation's financial statements.

         Accountability to Board of Directors

         16. Report through its Chairman to the board of directors following the meetings of the audit committee.

         17. Maintain minutes or other records of meetings and activities of the audit committee, all of which shall be submitted to the corporate secretary to be filed with the minutes of meetings of the corporation's board of directors.

         18. Review this Charter annually and report and make recommendations to the board of directors regarding revisions to this Charter.

         Other

         19. Investigate any matter brought to its attention, within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgement, that is appropriate.

         20. Consider such other matters in relation to the financial affairs of the corporation and its accounts, and in relation to the internal and external audit of the corporation as the audit committee may, in its discretion, determine to be advisable.

         21. Perform any other activities consistent with this Charter, the corporation's by-laws and charter documents and governing law, as the audit committee or the board of directors deems necessary or appropriate.

         22. Prepare a letter for inclusion in the annual proxy statement that describes the committee's composition and responsibilities, and how they were discharged.

                                 [VERILINK LOGO]























                                   VLK-PS-00

                                     PROXY

                              VERILINK CORPORATION

                               127 JETPLEX CIRCLE
                             MADISON, ALABAMA 35758

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                    THE ANNUAL MEETING ON NOVEMBER 15, 2000.


THE UNDERSIGNED HEREBY APPOINTS GRAHAM G. PATTISON AS PROXY, WITH FULL POWER OF SUBSTITUTION, AND HEREBY AUTHORIZES HIM TO VOTE, AS DESIGNATED BELOW, ALL SHARES (UNLESS A LESSER NUMBER IS SPECIFIED ON THE OTHER SIDE) OF COMMON STOCK OF VERILINK CORPORATION (THE "COMPANY") THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON NOVEMBER 15, 2000 AT THE COMPANY'S NEW FACILITY AT 950 EXPLORER BOULEVARD, HUNTSVILLE, ALABAMA, AT 9:00 A.M. LOCAL TIME, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED
FOR EACH OF PROPOSALS 1 THROUGH 4 AND IN THE DISCRETION OF THE PROXY HOLDERS(S) WITH RESPECT TO OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

-------------                                                   -------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                            SIDE
-------------                                                   -------------


                                  DETACH HERE


------  PLEASE MARK
  X     VOTES AS IN
------  THIS EXAMPLE.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
          EACH OF PROPOSALS 1 THROUGH 4.

       1. PROPOSAL TO ELECT (01) GRAHAM G. PATTISON AND
          (02) JOHN E. MAJOR DIRECTORS OF THE COMPANY.

                  FOR              WITHHELD
                ------              ------

                ------              ------

           -----

           ----- _______________________________________
                 FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

                                                           FOR  AGAINST  ABSTAIN
       2. PROPOSAL TO RATIFY AMENDMENTS TO THE COMPANY'S   ----   ----    ----
          1993 STOCK OPTION PLAN INCREASING THE NUMBER
          OF SHARES OF COMMON STOCK SUBJECT TO AWARDS      ----   ----    ----
          UNDER THE PLAN FROM 6,050,000 SHARES TO
          9,600,000 SHARES.

                                                           FOR  AGAINST  ABSTAIN
       3. PROPOSAL TO RATIFY AMENDMENTS TO THE COMPANY'S   ----   ----    ----
          1995 EMPLOYEE STOCK PURCHASE PLAN INCREASING
          THE NUMBER OF SHARES OF COMMON STOCK RESERVED    ----   ----    ----
          FOR ISSUANCE UNDER THE PLAN FROM 500,000 SHARES
          TO 750,000 SHARES.

                                                           FOR  AGAINST  ABSTAIN
       4. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT   ----   ----    ----
          OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
          INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR      ----   ----    ----
          ENDING JUNE 29, 2001.

       PLEASE MARK AND DATE THE PROXY AND SIGN YOUR NAME AS IT APPEARS HEREON. IF EXECUTED BY A CORPORATION, A DULY AUTHORIZED OFFICER MUST SIGN BY NAME AND TITLE. EXECUTORS, ADMINISTRATORS, AND TRUSTEES MUST SO INDICATE WHEN SIGNING. IF SHARES ARE HELD JOINTLY, EACH HOLDER MUST SIGN.


SIGNATURE: ____________ DATE: __________ SIGNATURE: ____________ DATE: _________



                                  DETACH HERE